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                                                                     EXHIBIT 5.1
                                  May 17, 2002

Board of Directors
Radian Group Inc.
1601 Market Street
Philadelphia, Pennsylvania 19103

         I have examined the registration statement on Form S-8 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offering of up to 80,000 shares of common stock, par value $.001 per share (the "Common Stock"), of Radian Group Inc. (the "Company") to be issued under the Enhance Financial Services Group Inc. 401(k) Savings Plan (the "Plan").

         In connection with this opinion, I have examined the Plan, the Company's current Certificate of Incorporation and By-Laws and such other documents and records as deemed necessary as a basis for this opinion. I express no opinion herein as to any laws other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and the Federal laws of the United States.

         Based on the foregoing, I am of the opinion that the shares of Common Stock to be issued by the Company in accordance with the terms of the Plan will be, when issued in accordance with the terms of the Plan, validly issued, fully paid and nonassessable shares of Common Stock.

         I hereby consent to the use of this opinion as an exhibit to the registration statement referred to above.


                                        Very truly yours,


                                         /s/ Howard S. Yaruss
                                        ----------------------------------------
                                        Howard S. Yaruss
                                        Executive Vice President, Secretary and
                                        General Counsel